UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2007

Angelica Corporation
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	1-5674 (Commission File Number)	43-0905260 (I.R.S. Employer Identification No.)

424 South Woods Mill Road
Chesterfield, Missouri 63017-3406
(Address of principal executive office)(Zip Code)

(314) 854-3800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On May 16, 2007, Stephen M. O’Hara, Chairman and Chief Executive Officer of Angelica Corporation (the “Company”), made a presentation to analysts in which he gave an outlook of certain financial measures for the Company’s recently completed first quarter and guidance as to the Company’s expectations for the balance of the 2007 fiscal year. Specifically, Mr. O’Hara reaffirmed the following guidance with respect to the Company for the full year of fiscal 2007:

•	Fiscal 2007 revenue for the full year is expected to be between $440 million and $450 million as compared with $425.7 million for the full fiscal year 2006;

•
Fiscal 2007 earnings before interest, taxes, depreciation and amortization (EBITDA) for the full fiscal year are expected to be between $37 million and $41 million as compared with $31.4 million for fiscal 2006; and

In addition, Mr. O’Hara gave the following outlook for the recently completed fiscal 2007 first quarter:

•
Operating issues at the Company’s Edison, New Jersey facility are expected to negatively impact the first quarter 2007 gross profit by approximately $1.9 million versus the first quarter of 2006, with a lesser negative impact in the second quarter 2007; and

•	Fiscal 2007 first quarter gross margin is estimated to be between 13.1% and 13.3%.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) does not appear as a line item on the Company’s consolidated statements of income under generally accepted accounting principles (GAAP). Because EBITDA excludes interest and income taxes, we believe that it provides insight with respect to our ongoing operating results irrespective of our capital structure, and because EBITDA excludes depreciation and amortization, it provides a basis for measuring our financial performance unrelated to historical costs or carrying values of long-lived assets. We are frequently asked by analysts and other investors about EBITDA because it is commonly used by them as a measurement of financial performance to analyze and compare companies on the basis of operating performance alone. We use EBITDA internally as managers to evaluate our performance against peer companies as well. Our credit facility also requires us to report to our lenders our compliance with certain financial ratios that are based in part on EBITDA.

Since EBITDA is not a measure of financial performance under GAAP, it should not be considered in isolation or as an alternative to operating income, as determined in accordance with GAAP, as a measure of our operating performance, or as an alternative to cash flows from operating activities, as determined in accordance with GAAP, as a measure of our liquidity. There are material limitations to the use of EBITDA as a financial measure. For example, EBITDA does not measure the capital we require to maintain our fixed assets and does not take into account the total amount of interest we pay on outstanding debt, nor does it show trends in interest costs due to changes in our level of borrowings or interest rates. In addition, EBITDA does not necessarily indicate whether cash flows will be sufficient or available for our cash requirements. Moreover, since EBITDA is not defined by GAAP, other companies who disclose EBITDA may not calculate EBITDA on exactly the same basis that we do. The following presents a reconciliation of EBITDA for the 2006 fiscal year to our reported income from continuing operations for the 2006 fiscal year (in thousands):

Income from continuing operations	$ 3,633
Interest expense	9,412
Income tax benefit	(1,286)
Depreciation	15,143
Amortization	4,498
EBITDA	$ 31,400

The slide presentation attached as Exhibit 99.1 will be used in the analyst presentation for the first time on May 16, 2007 and is presented pursuant to Regulation FD.

The information in this Current Report on Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, unless the Company specifically incorporates either the Current Report or the exhibit by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. By furnishing this information on Form 8-K, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits

		99.1	Slide presentation of Angelica Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGELICA CORPORATION
Dated: May 16, 2007	/s/ Steven L. Frey
Steven L. Frey
President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Slide Presentation of Angelica Corporation